Exhibit 99.1

NEWS RELEASE	Contact:
American Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports First Quarter 2007 Results
DALLAS (May 15, 2007) — American Realty Investors, Inc. (NYSE: ARI) (hereinafter referred to as “ARI or “the Company”), a Dallas-based real estate investment company, announced today that the Company reported a net loss applicable to common shares of ($9.1) million or $(0.89) per share as compared to a net loss of ($8.7) million or $(0.86) per share for the same period in 2006.
Loss from continuing operations for the three months ended March 31, 2007 was ($12.0) million as compared to a loss of ($7.9) million for the same period in 2006. Operating results for the three months ended March 31, 2007 as compared to the same period in 2006 included the following:
•	An increase in rental revenues to $51.1 million for the three months ended March 2007, from $44.2 million for the same period in 2006. Approximately $5.5 million of the increase was attributable to a) the January 2007 acquisition of certain office buildings known as the Park West properties (located in Dallas, Texas) and b) completed apartment construction. The remaining $1.4 million was due to improvements in the Company’s “same store” apartment and commercial portfolios.
•	Net operating income (rental and other property revenues less property operating expenses) increased $2.3 million, from $16.3 million in 2006 to $18.6 million in 2007. Improvements in the Company’s commercial portfolio ($2.2 million) and apartments ($1.2 million) were offset by increases in land carrying costs and other declines in net operating income totaling $1.1 million. Hotel net operating income remained essentially flat in 2007 as compared to 2006.
General and administrative costs increased to $4.7 million in 2007 from $3.3 million in 2006, due to higher legal fees and reimbursement costs paid to the Company’s external advisory company, Prime Income Asset Management, LLC (“Prime”).
Gain on land sales for the three months ended March 31, 2007 was $4.9 million compared to $2.7 million for the same period in 2006. In 2007, ARI sold 42 acres of land in three separate transactions for sales prices totaling $9.6 million, generating $2.5 million in net cash proceeds and $4.9 million in recognized gains. In 2006, the company sold 12 acres of land in two separate transactions for sales prices totaling $4.5 million, generating $1.6 in net cash proceeds and $2.7 million in recognized gains.
Interest expense increased by $7.3 million ($25.3 million for the three months ended March 31,2007 as compared to $18.0 million for the same period in 2006). The increase was primarily due to new loans associated with the acquisition of the Windmill Farms land in Kaufman County, Texas and the Park West buildings, as well as the refinancing of certain hotel properties. Prepayment penalties associated with the 2007 refinancings have been included in 2007 interest expense.
Income from discontinued operations was $3.5 million for the three months ended March 31, 2007 as compared to a net loss of ($ 198,000) for the same period ended 2006. Discontinued operations relates to five properties sold or held for sale in 2007 and ten properties sold or held for sale in 2006. During the three months ended March 31, 2007, ARI sold two apartment communities (both located in Texas) comprising 412 units for sales prices totaling $28.8 million, generating $4.2 million in net cash proceeds and $4.4 million in recognized gains. ARI sold no income-producing properties during the three month period ended March 31, 2006. Operating results for the Company’s Milano restaurants are included in discontinued operations for the three months ended March 31, 2006.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC. CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31,	December 31,
	2007	2006
Assets	(Unaudited)
Real estate held for investment	$1,478,065	$1,249,833
Less—accumulated depreciation	(184,448)	(178,029)

	1,293,617	1,071,804

Real estate held for sale	34,471	134,593
Real estate subject to sales contract	65,600	66,027

Notes and interest receivable	59,162	50,668
Performing ($28,976 in 2007 and $25,541 in 2006 from affiliates)	59,162	50,668
Non-performing	—	2,963

	59,162	53,631
Less—allowance for estimated losses	(1,000)	(1,000)

	58,162	52,631

Marketable securities, at market value	11,226	9,038
Cash and cash equivalents	4,954	7,035
Restricted cash	4,778	6,000
Investment in unconsolidated equity investees	25,467	25,056
Other assets (including $63,519 in 2007 and $52,793 in 2006 due from affiliate)	132,002	121,487

	$163,277	$1,493,671

Liabilities and Stockholders’ Equity

Liabilities:
Notes payable ($6,766 in 2007 and $7,499 in 2006 to affiliates)	$1,173,040	$1,022,370
Liabilities related to assets held-for-sale	42,783	43,579
Liabilities subject to sales contract	58,099	58,816
Stock-secured notes payable	22,452	22,452
Accounts payable and other liabilities ($10,752 in 2007 and $10,542 in 2006 to affiliates)	105,865	107,771

	1,402,239	1,254,988
Commitments and contingencies

Minority interest	77,036	78,194

Stockholders’ equity:
Preferred Stock, $2.00 par value, authorized 50,000,000 shares, issued and outstanding Series A.3,389,560 shares in 2007 and 3,391,000 shares in 2006	4,979	4,979
Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,592,272 shares	114	114
Treasury stock, at cost	(15,177)	(15,146)
Additional paid-in capital	93,378	93,378
Retained earnings	66,300	75,380
Accumulated other comprehensive income	1,408	1,784

	151,002	160,489

	$1,630,277	$1,492,621

AMERICAN REALTY INVESTORS. INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except share data)

	For the Three Months
	Ended March 31.
	2007	2006
	(dollars in thousands)
Property revenue:
Rental and other property revenues ($350 in 2007 and $259 in 2006 from affiliates)	$51,107	$44,224

Expenses:
Property operating expenses ($2,120 in 2007 and $1,923 in 2006 to affiliates)	32,503	27,960
Depreciation and amortization	6,798	6,211
General and administrative ($2,181 in 2007 and $567 in 2006 to affiliates)	4,740	3,316
Advisory fee to affiliate	3,299	3,081

Total operating expenses	47,340	40,568

Operating income	3,767	3,656

Other income (expense):
Interest income from notes receivable ($714 in 2007 and $657 in 2006 from affiliates)	1,554	1,146
Gain on foreign currency transaction	131	2
Other income ($1,168 in 2007 and $953 in 2006 from affiliate)	2,544	1,608
Mortgage and loan interest ($59 in 2007 and $669 in 2006 to affiliates)	(25,393)	(18,034)
Net income fee to affiliate	704	—
Litigation settlement	24	—

Total other income (expense)	(20,436)	(15,278)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(16,669)	(11,622)
Gain on land sales	4,898	2,740
Minority interest	(224)	830
Equity in income of investees	—	175

Loss from continuing operations	(11,995)	(7,877)
Income (loss) from discontinued operations	3,537	(198)

Net loss	(8,458)	(8,075)
Preferred dividend requirement	(622)	(614)

Net loss applicable to common shares	$(9,080)	$(8,689)

AMERICAN REALTY INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — Continued
(Unaudited)
(dollars in thousands, except share data)

Basic earnings per share:
Loss from continuing operations	$(1.24)	$(0.84)

Income (loss) from discontinued operations	0.35	(0.02)

Net loss applicable to common shares	$(0.82)	$(0.86)

Weighted average common shares	10,147,848	149,000